RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             MERCURY FINANCE COMPANY



         The corporation originally incorporated in the State of Delaware under the name of Mercury Finance Company on November 22, 1988. This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of Delaware and shall become effective upon filing with the Secretary of State of the State of Delaware. This Restated Certificate of Incorporation is made and filed pursuant to the order of the United States Bankruptcy Court for the Northern District of Illinois, pursuant to the Second Amended Plan of Reorganization dated December 29, 1998 of Mercury Finance Company, in connection with the reorganization of Mercury Finance Company under Title 11 of the United States Code, and in accordance with Sections 103 and 303 of the General Corporation Law of the State of Delaware.




                                   ARTICLE ONE

         The name of the corporation is MFN Financial Corporation (the "Corporation").



                                   ARTICLE TWO

          The address of the Corporation's registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.



                                  ARTICLE THREE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



                                  ARTICLE FOUR

                              A. AUTHORIZED SHARES

         The total number of shares of capital stock which the Corporation has authority to issue is 60,000,000 shares, consisting of:

                  1. 10,000,000 shares of Preferred Stock, par value, $.01 per share ("Preferred Stock"); and

                  2. 50,000,000 shares of Common Stock, par value, $.01 per share ("Common Stock").

The Preferred Stock and the Common Stock, respectively, shall have the rights preferences and limitations set forth below. The Corporation shall not issue nonvoting equity securities.

                               B. PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the appropriate right to vote (after a default or default in dividend payments or otherwise); the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable, including a rate payable in shares of Preferred Stock or any other class of Preferred Stock or other shares of stock of the Corporation, and the preference, if any , which such dividends shall have relative to dividends on shares of any other class or classes or any other series of capital stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holder of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of capital stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and limitations or restrictions thereof pertaining to shares of such series permitted by law.

                                 C. COMMON STOCK

1.  General.

         All authorized shares of Common Stock shall be available for issuance and may be issued in accordance with the provisions of this Amended and Restated Certificate of Incorporation, as from time to time amended, and applicable statutes.

2.  Identical Rights

         All shares of common stock will be identical and will entitle the holders thereof to the same rights and privileges.

3.  Voting Rights.

         Except as otherwise provided by applicable statutes or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation on all matters voted upon by the stockholders.

4.  Dividends.

         Subject to the rights of the holders of outstanding shares of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of the funds legally available therefor.

5.  Liquidation, Dissolution or Winding Up.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after there shall have been paid or set aside for the holders of all shares of Preferred Stock then outstanding the full preferential amounts to which such holders are entitled under the resolutions authorizing the issuance of such Preferred Stock (if any), the net assets of the Corporation shall be divided ratably among the holders of the Common Stock. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

6.  No Preemptive Rights.

         No holder of shares of the Common Stock of the Corporation shall have preemptive rights or otherwise be entitled as a matter of right to purchase or subscribe for any part of any stock of any class, or of any additional stock of any class of capital stock of the Corporation, or of any bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, now or hereafter authorized.

7.  Issuance of Stock.

         Any Common Stock or other securities convertible into stock may be issued and disposed of pursuant to resolution by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration (not less than the par value or stated value thereof) as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law without action by the stockholders. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, personal property, real property (or leases thereof) or services. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered, shall be deemed fully paid and not liable to any further call or assessment.

8.  Corporation May Acquire Stock

         Subject to any applicable provision of this Article Four, the Corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.



                                  ARTICLE FIVE

1.  General.

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed by, or in the manner provided in, the By-laws. Elections of the directors need not be by written ballot unless the By-laws so provide.

2.   Removal.

         Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares of Common Stock then outstanding and entitled to vote.

3.  Amendment of By-laws.

         Subject to the power of the stockholders under applicable statutes to make, alter or repeal the By-laws of the Corporation, the Board of Directors shall have the right to make, alter or repeal the By-laws of the Corporation.

4.  Meetings of Stockholders.

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.

5.  Books of Corporation.

         The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

                                   ARTICLE SIX

         The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Cooperation Law, as amended from time to time, indemnify and advance expenses to all officers and directors of the Corporation, and may indemnify others to the extent permitted by Section 145 of the Delaware General Corporation Law.

                                  ARTICLE SEVEN

         No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                  (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors;

                  (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

                  (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

         Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.



                                  ARTICLE EIGHT

         No director of the Corporation or any of its subsidiaries shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or the corresponding provision of any successor act or law), or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended subsequent to the date of the filing of this Amended And Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in any manner which further eliminates or limits the personal liability of directors, then, without further action by the Board of Directors or the stockholders of the Corporation, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted by the Delaware General Corporation Law, as so amended. For purposes of this Article, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and "personally liable to the corporation" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                  ARTICLE NINE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

                                   ARTICLE TEN

         The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, MERCURY FINANCE COMPANY has caused this certificate to be signed by _________________, its ________________ and attested by __________, its Secretary, this __ day of _________, 1999.



                                        MERCURY FINANCE COMPANY



                                        By:___________________________
                                            Name:
                                            Title:





ATTEST:



By:____________________________
     Name:
     Title: